Exhibit 10.5
AMENDMENT #4 TO CONTRACT NO. 0652 BETWEEN
GEORGIA DEPARTMENT OF COMMUNITY HEALTH AND
AMERIGROUP GEORGIA MANAGED CARE COMPANY, INC.
     This Amendment is between the Georgia Department of Community Health (hereinafter referred to as “DCH” or the “Department”) and Amerigroup Georgia Managed Care Company, Inc. (hereinafter referred to as “Contractor”) and is made effective this 26th day of August, 2008 (hereinafter referred to as the “Effective Date”). Other than the chands, modifications and additions specifically articulated in this Amendment #3 to Contract # 0652, RFP#41900-001-0000000027, the original Contract shall remain in effect and binding on and against DCH and Contractor. Unless expressly modified or added in this Amendment #4, the terms and conditions of the original Contract are expressly incorporated into this Amendment #4 as if completely restated herein.
     WHEREAS, DCH and Contractor executed a contract for the provision of services to Georgia Healthy Families; and,
     WHEREAS, pursuant to Section 32.0, Amendments in Writing, DCH and Contractor desire to amend the above-referenced Contract as set forth below.
     NOW THEREFORE, for and in consideration of the mutual promisesof the Parties, the terms, provisions and conditions of this Amendment and other good and valuable consideration, the sufficiency of which is hereby acknowledged, DCH and Contractor hereby agree as follows:
I.	To delete the current Section 26.0 PAYMENT BOND & IRREVOCABLE LETTER OF CREDIT in its entirety and replace with the following:
26.0 PAYMENT BOND & IRREVOCABLE LETTER OF CREDIT

Section 26.1	Within five (5) Business Days of Contract Execution, Contractor shall obtain and maintain in force and effect an irrevocable letter of credit in the amount representing one half of one month’s total Net Capitation Payment associated with the actual GCS lives enrolled in Contractor’s plan. On or before July 2 each following year, Contractor shall modify the amount of the irrevocable letter of credit currently in force and effect to equal one-half of the average of the Net Capitation Payments paid to the Contractor for the months of January, February and March. If at any time during the year, the actual GCS lives enrolled in Contractor’s plan increases or decreases by more than twenty-five percent, DCH, at it sole discretion, may increase or decrease the amount required for the irrevocable letter of credit.

Notwithstanding the above, in the event that the amount of the irrevocable letter of credit required hereunder would exceed

$17,365,640.00, Contractor shall have the option, in its discretion, to obtain a surety bond in lieu of the irrevocable letter of credit for any amounts in excess of $17,365,640.00, and such surety bond, together with an irrevocable letter of credit in the amount of $17,365,640.00, shall satisfy Contractor’s obligations under this Section 26.1.
With regard to the irrevocable letter of credit, DCH may recoup payments from the Contractor for liabilities or obligations arising from any act, event, omission or condition which occurred or existed subsequent to the effective date of the Contract and which is identified in a survey, review, or audit conducted or assigned by DCH.

Section 26.2	DCH may also, at its discretion, redeem Contractor’s irrevocable letter of credit in the amount(s) of actual damages suffered by DCH if DCH determines that the Contractor is (1) unable to perform any of the terms and conditions of the Contract or if (2) the Contractor is terminated by default or bankruptcy or material breach that is not cured within the time specified by DCH, or under both conditions described at one (1) and two (2).

Section 26.3	During the Contract period, Contractor shall obtain and maintain a payment bond from an entity licensed to do business in the State of Georgia and acceptable to DCH with sufficient financial strength and creditworthiness to assume the payment obligations of Contractor in the event of a default in payment arising from bankruptcy, insolvency, or other cause. Said bond shall be delivered to DCH within five (5) Business Days of Contract Execution and shall be in the amount of Five Million Dollars ($5,000,000.00). On or before July 2, of each following year, Contractor shall modify the amount of the bond to equal the average of the Net Capitation Payments paid to the Contractor for the months of January, February and March.

If at any time during the year, the actual GCS lives enrolled in Contractor’s plan increases or decreases by more than twenty-five percent, DCH, at its sole discretion, may increase or decrease the amount required for the bond.
II.	DCH and Contractor agree that they have assumed an obligation to perform the covenants, agreements, duties and obligations of the Contract, as modified and amended herein, and agree to abide by all the provisions, terms and conditions contained in the Contract as modified and amended.

III.	This Amendment shall be binding and inure to the benefit of the parties hereto, their heirs, representatives, successors and assigns. Whenever the provisions of this Amendment and the Contract are in conflict, the provisions of this Amendment shall take precedence and control.

VI.	It is understood by the Parties hereto that, if any part, term, or provision of this Amendment or this entire Amendment is held to be illegal or in conflict with any law of this State, then DCH, at its sole option, may enforce the remaining unaffected portions or provisions of this Amendment or of the Contract and the rights and obligations of the parties shall be construed and enforced as if the Contract or Amendment did not contain the particular part, term or provision held to be invalid.

VII.	This Amendment shall become effective as stated herein and shall remain effective for so long as the Contract is in effect. VIII. This Amendment shall be construed in accordance with the laws of the State of Georgia.

IX.	All other terms and conditions contained in the Contract and any amendment thereto, not amended by this Amendment, shall remain in full force and effect.
- SIGNATURES ON THE FOLLOWING PAGE -

GEORGIA DEPARTMENT OF COMMUNITY HEALTH

/s/ Dr. Rhonda M. Medows
Dr. Rhonda M. Medows, M.D.	Date 8/26/08
Commissioner
AMERIGROUP GEORGIA MANAGED CARE COMPANY, INC.

BY:	/s/ Melvin Lindsey	Date 5/29/08
*SIGNATURE

Please Print/Type Name Here)

AFFIX CORPORATE SEAL HERE (Corporations without a seal, attach a Certificate of Corporate Resolution)

ATTEST:	/s/ Stanley F. Baldwin

**SIGNATURE

Corporate Secretary
TITLE

*	Must be President, Vice President, CEO or Other Authorized Officer

**	Must be Corporate Secretary